EXHIBIT 2.1


                                       AGREEMENT
                        CONCERNING THE EXCHANGE OF COMMON STOCK
                                        BETWEEN
                 NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION
                                          AND
                    XI'AN JIN CHI AN AUTOMOBILE DEVELOPMENT CO. LTD

                                         INDEX

                                                                        Page

ARTICLE I    -      PLAN OF EXCHANGE OF SECURITIES                	4
  1.1        -      Plan of Exchange                              	4
  1.2        -      Cash Consideration and Escrow Requirements          5
  1.3        -      Distribution at Closing                             5
  1.4        -      Shareholder Share Exchange                          6
  1.5        -      Lockup-Leakout Agreement                            6
  1.6        -      Exemption from Registration                         6
  1.7        -      Change of Board Control                       	7
  1.8        -      Closing                                             7
  1.9        -      Due Diligence                                       7
  1.10       -      Representations and Warranties Correct              8
  1.11       -      Termination                                         8

ARTICLE II   -      REPRESENTATIONS AND WARRANTIES OF JCA               8
  2.1        -      Organization                                        8
  2.2        -      Capital                                             8
  2.3        -      Subsidiaries                                        9
  2.4        -      Authority                                           9
  2.5        -      Corporate Power                               	9
  2.6        -      Directors and Officers                              9
  2.7        -      Financial Statements                                9
  2.8        -      Absence of Changes                                  10
  2.9        -      Absence of Undisclosed Liabilities            	10
  2.10       -      Tax Returns                                         10
  2.11       -      Investigation of Financial Condition                10
  2.12       -      Patents, Trade Names and Rights               	10
  2.13       -      Compliance with Laws                                10
  2.14       -      Litigation                                          10
  2.15       -      Full Disclosure                                     10
  2.16       -      Assets                                              10
  2.17       -      Material Contracts                                  11
  2.18       -      Indemnification of Officers and Directors           11
  2.19       -      General                                             11

ARTICLE III  -      REPRESENTATIONS AND WARRANTIES OF NAGM              11
  3.1        -      Organization                                        11
  3.2        -      Capital                                             11
  3.3        -      Subsidiaries                                        12
  3.4        -      Directors and Officers                              12
  3.5        -      Financial Statements                                12
  3.6        -      Changes in Financial Condition                      13
  3.7        -      Absence of Undisclosed Liabilities            	13
  3.8        -      Tax Returns                                         13
  3.9        -      Investigation of Financial Condition                13
  3.10       -      Patents, Trade Names and Rights               	13
  3.11       -      Compliance with Laws                                13
  3.12       -      Litigation                                          13
  3.13       -      Authority                                           14
  3.14       -      Ability to Carry Out Obligations                    14
  3.15       -      Full Disclosure                                     14
  3.16       -      Assets                                              14
  3.17       -      Material Contracts                                  14
  3.18       -      Market for Company Stock                            15
  3.19       -      Minute Books                                        15
  3.20       -      Real Property Holding Corporation             	15

ARTICLE IV   -      REPRESENTATIONS AND WARRANTIES
                    OF JCA  SHAREHOLDERS                                16
  4.1        -      Share Ownership                               	16
  4.2        -      Investment Intent                             	16
  4.3        -      Legend                                              16
  4.4        -      Penny Stocks                                        16

ARTICLE V           COVENANTS                                           17
  5.1        -      Investigative Rights                                17
  5.2        -      Conduct of Business                                 17
  5.3        -      Indemnification                                     17

ARTICLE VI   -      CONDITIONS PRECEDENT TO NAGM'S
                    PERFORMANCE                                         18
  6.1        -      Conditions                                          18
  6.2        -      Accuracy of Representations                         18
  6.3        -      Performance                                         18
  6.4        -      Absence of Litigation                               18
  6.5        -      Officer's Certificate                               18
  6.6        -      Legal Opinion                                       19
  6.7        -      Form 8-K                                            19
  6.8        -      General                                             19
  6.9        -      Due Diligence                                       19

ARTICLE VII  -      CONDITIONS PRECEDENT TO JCA'S
                    PERFORMANCE                                         19
  7.1        -      Conditions                                          19
  7.2        -      Accuracy of Representations                         19
  7.3        -      Performance                                         19
  7.4        -      Absence of Litigation                               19
  7.5        -      Current Status                                      19
  7.6        -      Assets of NAGM                                	19
  7.7        -      Legal Opinion                                       20

ARTICLE VIII-CLOSING                                                    20
  8.1        -      Closing                                             20
  8.2        -      Other Events Occurring at Closing             	20

ARTICLE IX   -      MISCELLANEOUS                                       21
  9.1        -      Captions and Headings                               21
  9.2        -      No Oral Change                                	21
  9.3        -      Non-Waiver                                          21
  9.4        -      Time of Essence                               	21
  9.5        -      Entire Agreement                              	21
  9.6        -      Choice of Law                                       21
  9.7        -      Counterparts                                        21
  9.8        -      Notices                                             21
  9.9        -      Binding Effect                                      22
  9.10       -      Mutual Cooperation                                  22
  9.11       -      Announcements                                 	22
  9.12       -      Expenses                                            22
  9.13       -      Survival of Representations and Warranties    	22
  9.14       -      Exhibits                                            22

                                   AGREEMENT

THIS AGREEMENT made this 26th day of September, 2006, by and between NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION, a Delaware corporation ("NAGM"), and XI'AN JIN CHI AN AUTOMOBILE DEVELOPMENT CO. LTD ("JCA"), a P.R.China's Corporation that owns 78.75% of the equities of XI'AN JIN YUAN QI CHE CHAN YE FA ZHAN GU FEN YOU XIAN GONG SI ("XJAI") (which shall be collectively referred to as "JCA" herein, unless the context clearly reflects otherwise), the shareholders of JCA (the "Sellers") and certain individual stockholders of NAGM.

                                  BACKGROUND

       Xi'An Jinyuan Automobile Industry Co., Ltd. ("XJAI") is a joint stock limited liability company formed on September 8, 1988, under the laws of the Peoples Republic of China ("PRC"), with its principal place of business in Xi'an City, Shaanxi Province, PRC. In 2005, the company restructured to form a joint stock company with authorized capital of 40,000,000 Renminbi ("RMB"). The company is an authorized Mitsubishi brand automobile distributor specializing in the maintenance and repair of motor vehicles through 4 service locations in Xi'an City, PRC.

       North American Gaming and Entertainment Corporation ("NAGM") was incorporated under the laws of the state of Delaware in 1969 and was previously engaged in the amusement and recreation industry with operations in video gaming and video poker located in the southern United States. In 2001, the company sold its remaining operations and devoted its activities to the location and acquisition of a private entity or other suitable assets. Since 2001, the company has not engaged in operations and has generated only limited revenues.

       The securities of NAGM are publicly traded in the US, in the over the counter bulletin board ("OCBB") under the trading symbol "NAGM." NAGM is obligated to file reports under the Securities Exchange Act of 1934, as amended and has caused all such reports to be filed.

       On or about September 19, 2006, NAGM and JCA entered into a letter of intent regarding the acquisition of JCA through a reverse merger share exchange transaction. Under the terms of the letter of intent, JCA will become a wholly-owned subsidiary of NAGM and will continue the business of XJAI under the direction of a newly appointed board of directors.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

                                  DEFINITIONS

For purposes of this agreement, the following definitions shall apply. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings provided by GAAP. Certain capitalized terms are used in this Agreement as specifically defined in this Section as follows:

       "NAGM" is defined in the Preamble.

       "NAGM Parties" means NAGM and Stanley Wilson.

       "NAGM Financial Statements" means the audited and unaudited statements filed by NAGM with the Securities & Exchange Commission

       "NAGM Stock" is defined in Section 1.1.

       "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with JCA (or other specified Person) and shall include (a) any Person who is an officer, director or beneficial holder of at least 10% of the outstanding capital stock of JCA (or other specified Person), (b) any Person of which JCA (or other specified Person) or any officer or director of JCA (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the outstanding equity securities or constitute at least a 10% participant, and (c) in the case of a specified Person who is an individual, Members of the Immediate Family of such Person..

       "Agreement"  means  this  Acquisition  Agreement,   which  may  also  be
sometimes called "Definitive Agreement" or "Plan of Exchange Agreement."

       "Balance Sheet Date" is June 30, 2006.

       "Bylaws" means all written rules, regulations, procedures and bylaws and all other similar documents, relating to the management, governance or internal regulation of a Person other than an individual, each as from time to time amended or modified.

       "Certificate of Designations" means the Certificate of Designations,establishing the rights and preferences of the Series C Convertible Preferred Stock of the Company, by resolution to be adopted at the closing and as attached hereto.

       "Charter" means the articles or certificate of incorporation, statute, constitution, joint venture or partnership agreement or articles or other charter of any Person other than an individual, each as from time to time amended or modified.

       "Closing" is defined as the process of actual exchange of cash, securities, voting control and ownership, which is scheduled to occur in the offices of Charles Barkley, Attorney as soon as all approvals have been obtained from government and regulatory authorities and the Board of Directors of NAGM, unless extended by the parties.

       "Closing Date" shall be as per paragraph 1.8 or as soon thereafter as all regulatory approvals have been obtained or at such other place and time as the parties may otherwise agree.

       "Code" means the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations there-under, as from time to time amended and in effect.

       "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act, the Exchange Act or both.

       "Contractual Obligation" means, with respect to any Person, any contracts, agreements, deeds, mortgages, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, or other documents, including any document or instrument evidencing indebtedness, to which any such Person is a party or otherwise subject to or bound by or to which any asset of any such Person is subject.

       "Employee Benefit Plan" means each and all "employee benefit plans" as defined in section 3(3) of ERISA, maintained or contributed to by either NAGM or JCA, any of their Affiliates or any of their respective predecessors, or in which either NAGM or XJAI, any of their Affiliates or any of their respective predecessors participates or participated and which provides benefits to employees of either NAGM or JCA or their spouses or covered dependents or with respect to which either NAGM or JCA has or may have a material liability, including, (i) any such plans that are "employee welfare plans" as defined in section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in section 3(2) of ERISA.

       "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor statute and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereof, collectively and as from time to time amended and in effect.

       "ERISA Group", with respect to any entity, means any Person which is a member of the same "controlled group" or under "common control", within the meaning of section 414(b) or (c) of the Code or section 4001(b)(1) of ERISA, with such entity.

       "Exchange Act" means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as from time to time amended and in effect.

       "GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

       "JCA" is defined in the Preamble.

       "JCA Financial Statements" means the Financial Statements of XI'AN JIN CHI AN AUTOMOBILE DEVELOPMENT CO., LTD For The Six Months Period Ended June 30, 2006and Xi'An Jinyuan Automobile Industry Co., Ltd. for The Years Ended December 31, 2004 and 2005. .

       "JCA  Intellectual Property" is defined in Section 4.18(b).

       "JCA Shareholders" means the beneficial owners of the shares represented by the certificates of XI'AN JIN CHI AN AUTOMOBILE DEVELOPMENT CO. LTD AND XI'AN JINYUAN AUTOMOBILE INDUSTRY CO., LTD., who are identified in a legal opinion to NAGM as Gao Yinping owns 60% and Lei Teichang owns 40%.

       "Legal Requirement" means any federal, state or local law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing.

       "Material Adverse Effect" means a material adverse effect upon the business, assets, financial condition, income or prospects of the party in question.

       "Members of the Immediate Family," as applied to any individual, means each parent, spouse, child, brother, sister or the spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of a property of one or more such persons.

       "NAGM Shareholders" means the legal and beneficial owners of the shares represented by the certificates of NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION.

       "Pension Plan" means each pension plan (as defined in section 3(2) of ERISA) established or maintained, or to which contributions are or were made by XJAI or any of its Subsidiaries or former Subsidiaries, or any Person which is a member of the same ERISA Group with any of the foregoing.

       "Person"   means   an  individual,  partnership,  corporation,  company,
association,  trust,  joint  venture,   unincorporated   organization  and  any
governmental department or agency or political subdivision.

       "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be from time to time amended and in effect.

       "Securities Exchange Act" or "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be from time to time amended and in effect.

       "Sellers" is defined in the Preamble.

       "Subsidiary" means any Person of which either NAGM or JCA now or hereafter shall at the time (a) own directly or indirectly through a Subsidiary at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (b) constitute a general partner.

       "Shareholders" means the beneficial owners of the shares represented by the certificates

       "XJAI Financial Statements" means the Financial Statements of XI'AN JIN CHI AN AUTOMOBILE DEVELOPMENT CO., LTD For The one Month Period Ended August 30, 2006 and Xi'An Jinyuan Automobile Industry Co., Ltd. for The Years Ended December 31, 2004 and 2005 and for Six Months Period Ended June 30, 2006.

       "Welfare Plan" means each welfare plan (as defined in section 3(l) of ERISA) established or maintained, or to which any contributions are or were made, by JCA or any of its Subsidiaries or any Person which is a member of the same ERISA Group with any of the foregoing.


                                   ARTICLE I

                        PLAN OF EXCHANGE OF SECURITIES

       1.1 Plan of Exchange. The parties intend to exchange securities such that JCA shall become a wholly owned subsidiary of NAGM and the shareholders of JCA shall effectively acquire voting and operational control of NAGM through a "reverse acquisition." It is the intention of the parties hereto that this entire transaction qualify as a corporate reorganization under Section 368(a)(1)(B) of the Code, and related or other applicable sections hereunder. However, neither party is making any representations or warranties regarding the tax treatment of this transaction.

       (a) Reverse Stock Split. Subsequent to the closing of this transaction upon obtaining approval of the shareholders, NAGM will effect a 1 for 10 reverse stock split effectively lowering its issued and outstanding shares to approximately 45,000,000 issued and outstanding securities, on a fully diluted basis. The rights and privileges associated with any outstanding options, warrants or other securities shall be reversed correspondingly such that the total capitalization of NAGM at the time of closing of this agreement shall be equal to or less than 2,570,500 issuable shares of common stock on a fully diluted basis, prior to the conversion of the Series "C" Convertible Preferred Shares.

       (b) Issuance of Series "C" Convertible Preferred Shares. At closing NAGM will cause 500,000 newly issued shares of Series "C" Convertible Preferred voting stock to Sellers, which shares shall each convert at a rate of 843 shares of common voting shares for each share of Series "C" Convertible Preferred collectively represent not less than 93.6% of the total outstanding common shares on a fully diluted basis. The Series "C" Convertible Preferred voting stock shall be reduced by 10,676 shares in consideration of the payments called for in 1.3(c) and 1.4 hereunder. NAGM shall authorize sufficient shares to permit the valid and lawful issuance of certificates at closing. The certificates shall bear NAGM's standard restrictive legend applicable to unregistered shares. Subsequent to the Closing NAGM shall hold a stockholder vote to authorize up to 500,000,000 shares of common voting stock to permit conversion of the Series "C" Convertible Preferred Shares to common voting shares and to authorize reverse stock split.

       (c) Compliance with Chinese "WOFE" Regulations.. The parties acknowledge that approval from Xi'An City and/or Shaanxi provincial governments in the PRC may be required for transfer by JCA to NAGM and therefore give advance consent to nominal changes needed for such approval. If necessary, in the opinion of Chinese counsel, this may include transfer of 100% shares of JCA to Best Century Investment Limited (BCI), a Hong Kong entity, which is a nominee company of JCA, and JCA will be a wholly owned foreign entity (WOFE). Provided, however, that the nominal transfer shall not alter the valuation or operations of JCA. In that event, all of JCA's rights, responsibilities and benefits under this Agreement shall be assigned to and assumed by BCI.

       (d) Reverse Triangular Merger. The parties intend that this exchange will be tax free under Section 368 of the Internal Revenue Code to the fullest extent possible. If necessary in the opinion of tax counsel to preserve tax free status, NAGM establish a special purpose Delaware corporation as a wholly owned subsidiary designated as NAGM Merger Corporation or some similar name. JCA shall merge with NAGM Merger Corporation and shall be the surviving entity. The Board of Directors and Management of NAGM and JCA shall consent to all acts reasonably necessary for the establishment of NAGM Merger Corporation and the subsequent merger. To the extent required by applicable law, the merger shall be approved by the shareholders of both corporation and this Acquisition Agreement shall be incorporated by reference into any Plan of Exchange between the companies. NAGM will file Articles of Merger or similar Articles effecting the merger under Delaware law.

       1.2 Cash Consideration and Escrow Requirements. JCA as further consideration shall pay Three Hundred Fifty Thousand U. S. Dollars ($350,000.00) cash to NAGM at closing. These funds shall be used by NAGM to liquidate and remove all debts or liabilities of NAGM incurred prior to closing, including payments to its attorneys and consultants, as provided herein under the heading "Distribution at Closing." JCA shall deposit $50,000 US Dollars in escrow with escrow agent on September 30, 2006, after completion of due diligence. JCA shall have delivered to its escrow agent, Charles W. Barkley, sufficiently prior to closing, cleared funds in U.S. Dollars sufficient to permit wire transfer on the date of closing.

       1.3 Distribution at Closing. At closing, Charles W. Barkley as escrow agent shall be authorized to deliver proceeds totaling Three Hundred Fifty Thousand U.S. Dollars ($350,000.00) cash as follows:

       (a) Cash. At least One Hundred Fifty Thousand Dollars ($150,000.00) to be used for the reduction or liquidation of any pre-existing debts or liabilities of NAGM. To the extent that any such debts of liabilities remain outstanding of the date of closing, NAGM will provide Charles W. Barkley, escrow agent a schedule of debts identifying the creditor, creditor's address, amount owed, account number, if any, whether debt is disputed, payment or wiring instructions. Any sums remaining after payment of outstanding debts and liabilities shall be delivered to NAGM for disbursement in its discretion by its current board of directors.

       (b) Consulting Fees. From the cash consideration, the sum of $200,000 or other sum to be agreed between Capital Advisory Services and NAGM shall be paid hereunder by JCA to Capital Advisory Services, Inc. by NAGM at Closing in satisfaction of obligations of NAGM for legal and consulting fees incurred prior to closing.

       (c) Distribution of Securities. NAGM shall cause 4,500,000 shares of newly issued common voting shares to be issued Capital Advisory Services, Inc. in satisfaction of obligations of NAGM for legal and consulting fees incurred prior to closing and shall reduce the Series "C" Convertible Preferred payable to JCA by 5,338 shares. The shares shall be afforded "piggyback" registration rights whereby the shares will be registered by NAGM at NAGM expense if NAGM registers any other shares..

       1.4 Shareholder Share Exchange.At closing, 3,800,000 shares, which have been held longer that 2 years by non affiliates of NAGM shall be transferred to JCA or its designees in exchange for 4,500,000 newly issued shares of NAGM (pre-split) common voting shares. To effect this condition, NAGM shall cause to be issued 2,250,000 newly issued common voting shares at closing to Mike Case, a citizen resident of Tulsa, Oklahoma in exchange for 2,090,000 shares, which have been held by Mr. Case for more than 2 years. In addition, NAGM shall also issue 2,250,000 newly issued (pre-split) common voting shares at closing to James Bowyer, a citizen and resident of Los Angeles, California in exchange for 1,710,000 shares, which have been held by Mr. Bowyer for more than 2 years.

       1.5 Lockup-Leakout Agreement. The officers, directors and affiliates of NAGM shall execute at closing lockup-leakout agreements ("lockup") in a form suitable to counsel for JCA. Under the terms of the lockup, the current officers, directors and affiliates shall agree that no restrictive legends shall be removed nor shall any sales of restricted shares be completed, whether in compliance with Rule 144 or otherwise, for a 90 day period following closing.

       Specifically, NAGM shareholders, Ed Hawes and any shareholder entities controlled by him, Richard P. Crane and Daryl Snadon shall be subject to a lock up leak out agreement executed and delivered at Closing The parties to the lockup shall further agree that the company shall remove the restrictive legend regarding the lock-up agreement and permit sales on a pro-rata basis thereafter on the following schedule provided that the selling party complies with Rule 144 in effecting such sales:

        (a) 5,000,000 pre-reverse split shares collectively shall be released and permitted for resale after the expiration of 90 days following closing until the expiration of 180 days following closing;

        (b) 5,000,000 pre-reverse split shares collectively shall be released and permitted for resale after the expiration of 180 days following closing until the expiration of 270 days following closing;

        (c) 5,000,000 pre-reverse split shares collectively shall be released and permitted for resale after the expiration of 271 days following closing until the expiration of 360 days following closing.

        (d) On the one year anniversary date of closing, the lockup shall expire and all remaining shares shall be eligible for the removal of the restrictive legend and resale in accordance with law.

       1.6 Exemption from Registration. The parties hereto intend that the NAGM Shares to be issued to the Sellers shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. The parties believe these transactions are private placements within the meaning of the rules and regulations under the Securities Act. Each of these entities separately, and through their intermediaries, had a pre-existing relationship that had existed for at least 30 days. NAGM will rely upon the exemptions from registration provided by Regulation S, Section 4(2) and Regulation D of the Securities Act, and on comparable exemptions under the China Corporation Act and the China Securities Act and other state and foreign laws. We believe these exemptions were available because the issuances were made to a de minimus number of sophisticated persons, in transactions not involving a private offering.

       1.7 Change of Board Control. At closing, the current Board of Directors shall tender resignations effective on Closing. Immediately prior to resigning, the Board shall hold a meeting in compliance with the notice or waiver of notice requirements of NAGM and shall then adopt resolutions fixing the size of its Board of Directors of not less than three nor more than nine directors, and shall elect a new Board of Directors which shall include in a shareholder vote and upon filing a Schedule 14F-1 in compliance with Rule 14F of the Securities Exchange Act:

             Gao Yan Ping        Chair

             Lei Tie Chang       Director

       Effective on the Closing Date, NAGM shall elect new officers of NAGM to consist of, at least, the following persons:

             Gao Yan Ping        President and Executive Director

             Lei Tie Chang       Supervisor

       1.8 Closing. This AGREEMENT shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Exchange Act , as such, JCA must document to NAGM's satisfaction that it is prepared to file a Form 8-K within four business days of closing that meets the requirements in Form 8-K for the acquisition of a "shell" company. Closing shall occur when all conditions of closing have been met or are waived by the parties, including all required government approvals. The parties anticipate the filing of a Schedule 14F-1 Information Statement at least ten days prior to any change in majority of the Board of Directors of NAGM The Parties expect to make such filing after the Closing. The closing of the Agreement (the "Closing") shall take place in Charlotte, North Carolina, at the offices of attorney Charles Barkley immediately after all conditions have been removed or as soon thereafter as all regulatory approvals have been obtained, or at such other place and time as the parties may otherwise agree.


       1.9 Due Diligence. Each party shall have furnished to the other party certain corporate and financial information to conduct its respective due diligence. If any party determines that there is a reason not to complete the Agreement as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period.

       NAGM shall have delivered to JCA copies of each of the following which shall be true and correct copies in full force and effect as of the Closing date: (i) the Certificate of Incorporation of NAGM as of the Closing date certified by the Secretary of State of Delaware as of a date not more than ten
(10) days prior to the Closing; (ii) the Bylaws of NAGM, certified by NAGM's secretary as of the Closing date; (iii) resolutions of the Board of Directors of NAGM, certified by NAGM's secretary as of the Closing date, the form and substance of which are reasonably satisfactory to JCA, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby; and (iv) the most recent audit report and auditor's letter including any items noted by the auditors to indicate a lack of internal control or other deficiency; and (v) good standing Certificate of NAGM.

       JCA shall have delivered to NAGM an opinion of Chinese counsel, fluent in English and Mandarin, to the effect that counsel has reviewed (i) the Articles of Incorporation (ii) the Bylaws (iii) resolutions of the Board of Directors and (iv) the most recent audit report and auditor's letter and found JCA and XJAI to be in compliance with the applicable laws and regulations pertinent to JCA under the laws of the PRC and that the transactions hereby have been authorized and approved by the governing bodies of JCA and XJAI and all governmental and regulatory authority.

       1.10 Representations and Warranties Correct. The representations and warranties made by the Parties herein shall have been true and correct when made and shall be true and correct on and as of the Closing date with the same force and effect as though made on and as of the Closing date. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the NAGM Stock and the sale of JCA Stock pursuant to this Agreement shall have been duly obtained and shall be in full force and effect.

       1.11 Termination. The AGREEMENT may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated PLAN OF EXCHANGE has not been implemented and approved by the proper governmental authorities 90 days from the date of this Agreement, or (iv) if payments scheduled in the Escrow Agreement are not received when due. In the event that termination of the PLAN OF EXCHANGE by either or both, as provided above, the PLAN OF EXCHANGE shall become void and there shall be no liability on the part of either party.

                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF JCA and XJAI

Sellers, XJAI and JCA hereby represent and warrant to NAGM that:

       2.1 Organization. JCA is a corporation duly organized on August 20, 2006, validly existing and in good standing under the laws of People's Republic of China, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification. XJAI is a corporation duly organized on September 8, 1988, validly existing and in good standing under the laws of the People's Republic of China, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

       2.2 Capital.The authorized capital stock of XJAI consists solely of 40,000,000 RMB, of which 40,000,000 shares are issued and outstanding. All of the issued and outstanding shares of XJAI are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating XJAI to issue or to transfer from treasury any additional shares of its capital stock of any class. JCA shall furnish a legal opinion to NAGM to the effect that two natural persons own 100% of the shares: Gao Yinping owns 60% and Lei Teichang owns 40%.

There is no other outstanding capital stock, warrants and options as of the date of the Agreement. All of the outstanding shares of capital stock of JCA and XJAI are validly issued, fully paid, nonassessable and subject to no lien or restriction on transfer, except restrictions on transfer imposed by applicable securities laws.

       2.3 Subsidiaries. As of closing, XJAI shall be a 78.75% owned subsidiary of JCA but shall have consolidated 100% of its assets and operations with JCA. Neither JCA nor XJAI has other subsidiaries, affiliated companies or other associated entities and does not own any interest in any other enterprise, except as disclosed in the audit report. JCA shall become a wholly owned subsidiary of NAGM by exchanging all authorized, issued, and unissued shares to NAGM in consideration of this Agreement. If the situation mentioned in 1.1(c) happens so that WOFE module has to be taken, then JCA shall be wholly owned foreign entity of BCI, and BCI will become a wholly owned subsidiary of NAGM.

       2.4 Authority. The Board of Directors of JCA and XJAI have authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and JCA has and XHIA have full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of JCA and XJAI and is enforceable in accordance with its terms and conditions. All shareholder approval and corporate action on the part of JCA necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been or will be taken prior to the Closing date. This Agreement is a legal, valid and binding agreements of Sellers, JCA and XJAI,, enforceable in accordance with their terms. The execution, delivery and performance by Sellers of this Agreement and the sale of JCA shares will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which any Seller, JCA or XJAI is subject, or any Charter or Bylaws of JCA or XJAI, or any Contractual Obligation to which any Seller is a party or by which JCA or XJAI is bound.

       2.5 Corporate Power. Sellers have all necessary power and authority to enter into and perform this Agreement and to sell the JCA shares hereunder. JCA and XJAI have all necessary power and authority to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. Sellers, JCA and XJAI have taken all action necessary to authorize this Agreement and the sale of the JCA shares to be sold hereunder. The execution and delivery of this Agreement by JCA and XJAI and the performance by JCA and XJAI of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which JCA and XJAI is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of JCA and XJAI; or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of JCA and XJAI.

       2.6 Directors and Officers.The names and titles of all directors and officers of JCA and XJAI as of the date of this Agreement are:

       JCA:

       Gao Yan Ping       Chair
       Lei Tie Chang      Director
       Gao Yan Ping       President and Executive Director
       Lei Tie Chang      Supervisor

       XJAI:

       Dong Xin           Chair, and Director, President
       Dong Wenzhu        Director
       Guo Sixin          Director
       Hao Dachun         Director
       Shen  Huiping      Director


       2.7 Financial Statements.Exhibit 2.7 hereto consists of the consolidated unaudited financial statements of JCA AND XJAI for the years ended December 31, 2004 and 2005 and for the six months period ended June 30, 2006. The financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed throughout the periods indicated, and fairly present the financial position as of the dates of the balance sheets included in the financial statements and the results of operations for the periods indicated.


       2.8 Absence of Changes. Since the date of JCA and XJAI's most recent financial statements included in Exhibit 2.5, there has not been any undisclosed changes in the financial condition or operations of JCA or XJAI, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

       2.9 Absence of Undisclosed Liabilities.As of the date of JCA and XJAI's most recent balance sheet, JCA did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

       2.10 Tax Returns. Within the times and in the manner prescribed by law, JCA and XJAI have filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable except for those for which returns are not yet due. The provisions for taxes, if any, reflected in Exhibit 2.5 are adequate for the periods indicated. There are no present disputes as to taxes of any nature payable by JCA and XJAI.

       2.11 Investigation of Financial Condition.Without in any manner reducing or otherwise mitigating the representations contained herein, NAGM and its legal counsel and accountants shall have the opportunity to meet with JCA and XJAI's legal counsel and accountants to discuss the financial condition of JCA and XJAI. JCA and XJAI shall make available to NAGM all books and records of JCA and XJAI.

       2.12 Patents, Trade Names and Rights. To the best of its knowledge, neither JCA nor XJAI is not infringing upon or otherwise acting adversely to the right or claimed right of any person with respect to patents, trade names and rights.

       2.13 Compliance with Laws.JCA and XJAI have complied with, and are not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, and to the knowledge of the officers of JCA and XJAI, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.

       2.14 Litigation. Neither JCA nor XJAI is a defendant to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of JCA and XJAI, threatened against or affecting JCA or XJAI or its business, assets or financial condition. Neither JCA nor XJAI is in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Neither JCA nor XJAI is engaged in any material lawsuits to recover monies due it.

       2.15 Full Disclosure.None of the representations and warranties made by JCA or XJAI herein or in any exhibit, certificate or memorandum furnished or to be furnished by JCA or XJAI, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

       2.16 Assets.JCA and XJAI have good and marketable title to all of its property, free and clear of all liens, claims and encumbrances, except as otherwise indicated in the financial statements.

       2.17  Material Contracts. Neither   JCA   nor   XJAI  has  any  material
contracts other than distribution agreements, except as set forth on the financial statements or schedules herein.

       2.18 Indemnification of Officers and Directors.The parties acknowledge and agree that prior to execution of this Agreement, each party had separately adopted resolutions and bylaws affording indemnification, to the fullest extent permitted by law, of all officers, directors, promoters, attorneys and other responsible persons, past or present, which arises out of or pertains to any non-intentional action or omission taken in good faith while serving in such capacity on behalf of the Corporation. The parties hereby agree that each shall, to the fullest extent permitted by law, retain and maintain such indemnification provisions with respect to its officers and directors and that each party shall hereafter continuously maintain the fullest indemnification of officers and directors as permitted by law.

       2.19 General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance and JCA and XJAI shall have received copies of all documents, including records of corporate proceedings and officers' certificates, which they may have reasonably requested in connection therewith. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Parties on or prior to the Closing shall have been performed or complied with and JCA and XJAI shall not be in default in the performance of or compliance with any provisions of this Agreement. JCA and XJAI shall have delivered to the other an Officer's Certificate from the chief executive officer or chief financial officer or acceptable agent thereof, dated the date of the Closing date, certifying to all representations and warranties required by this Agreement.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF NAGM

NAGM represents and warrants to JCA and Sellers that:

       3.1 Organization.NAGM is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

       3.2 Capital. The capital stock of NAGM consists common voting stock, preferred stock and options to purchase stock. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements, commitments or obligations of NAGM to issue or to transfer from treasury any additional shares of its capital stock of any class, except as set forth in Section 3.2. .

       (a) Common Stock. The authorized capital stock of NAGM consists of 100,000,000 shares of common stock, $0.01 par value of which 24,216,058 shares of common stock are currently issued and outstanding.

       (b) Preferred Stock. The Company has also authorized 1,600,000 shares of Class A Preferred Stock. The Class A Preferred Stock has a par value of $3.00, bears a 10% annual cumulative dividend, payable monthly and is convertible into common stock on a 6.4 to 1 basis. The Company has authorized 10,000,000 shares of preferred stock with attributes as determined by the Board of Directors. No shares of Class A Preferred Stock are issued or outstanding.

The Board of Directors designated a series of preferred stock, Preferred Stock Series "B". The maximum shares under the series is 8,000,000. The Preferred Stock Series B has a par value of $.01, accrues no dividends and converts on a 1 to 1 basis into common stock. No shares of Preferred Stock Series "B" are issued or outstanding.

       (c) Stock Options. In January 2000, the Company granted two directors stock options, whereby each may acquire 1,000,000 shares of common stock, at an exercise price of $.03125 per share. The shares were fully vested as of the date of grant and expire five years from the date of grant. In November of 2002, one director resigned as a director of NAGM upon which time his 1,000,000 option was cancelled. No options to purchase the Company's common stock were issued or granted in 2004 or 2005, and all existing stock options (for 1,000,000 shares of common stock) expired in January 2005. In March 2006, the board of directors of the Company extended the stock options for 1,000,000 shares of common stock noted in the previous paragraph, for a term of five years (expiring in March 2011), at the exercise price of $.03125 per share. The shares are fully vested as of the date of grant. The stock options for the 1,000,000 will be reversed in the reverse split such that the post split shares will total 100,000.

       3.3 Subsidiaries.NAGM does not have any subsidiaries or own any interest in any other enterprise.

       3.4 Directors and Officers.The names and titles of all directors and officers of NAGM as of the date of this Agreement are:

NAME                AGE                 POSITION                  SINCE

E.H. Hawes, II      67                  Director (Chairman),      1998
                                        President, Chief
                                        Executive Officer and
                                        Chief Financial Officer

Richard P. Crane, Jr.66                 Director and Secretary    1994

       3.5 Financial Statements.JCA has been furnished with complete and correct copies of the following financial statements of NAGM (the "NAGM Financial Statements"): (a) the audited balance sheet of NAGM as of December 31, 2005 and the respective related consolidated statements of income, retained earnings and cash flows for the twelve month period then ended, and (b) the audited consolidated balance sheet of NAGM as of December 31, 2004 together with the related consolidated statements of operations, retained earnings and cash flows for the twelve month period then ended. The NAGM Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly and accurately present the financial condition of NAGM at the date thereof and the results of its operations for the period covered thereby. All the books, records and accounts of NAGM are accurate and complete, are in accordance with good business practice and all laws, regulations and rules applicable to NAGM the conduct of its business and accurately present and reflect all of the transactions described therein.

       The parties acknowledge that an audit for the period ending December 31, 2005 were prepared by the Company's auditors Sartain Fischbein & Co., Tulsa, Oklahoma. There have been no material disagreements with the auditors, all auditing invoices have been paid in full and the Company will obtain consents as necessary to change auditors if requested by the Company's newly elected Board of Directors. The financial statements filed with Forms 10-KSB and 10-QSB have been prepared in accordance with the rules and guidelines of the Public Company Accounting Oversight Board ("PCAOB") and generally accepted accounting principles and practices ("GAAP") consistently followed by NAGM throughout the period indicated, and fairly present the financial position of NAGM as of the date of the balance sheet included in the financial statements and the results of operations for the period indicated.

       3.6 Changes in Financial Condition.Since the Balance Sheet Date, there have occurred no event or events that, individually or in the aggregate, have caused or will cause a Material Adverse Effect. NAGM has not (a) declared any dividend or other distribution on any shares of its capital stock, (b) made any payment (other than compensation to its directors, officers and employees at rates in effect prior to the Balance Sheet Date or for bonuses accrued in accordance with normal practice prior to the Balance Sheet Date) to any of its Affiliates, (c) increased the compensation, including bonuses, payable or to be payable to any of its directors, officers, employees or Affiliates, or (d) entered into any Contractual Obligation, or entered into or performed any other transaction, not in the ordinary and usual course of business and consistent with past practice, other than as specifically contemplated by this Agreement.

       3.7 Absence of Undisclosed Liabilities.As of the closing date NAGM does not have any liabilities or obligations, contingent or otherwise, which are not reflected or provided for in the Distribution of Proceeds contained in
Article I. NAGM (i) does not have any outstanding indebtedness for borrowed money or for any other purpose and (ii) except as reflected, is not a guarantor or otherwise contingently liable on such indebtedness of any other Person. At closing NAGM shall not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

       3.8 Tax Returns. Within the times and in the manner prescribed by law NAGM has filed all federal, state and local tax and information returns which are required to be filed by it and such returns are true and correct. NAGM has paid all taxes, interest and penalties, if any, reflected in such tax returns or otherwise due and payable by it. NAGM has no knowledge of any material additional assessments or any basis therefore. NAGM has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom and has paid over such amounts to the appropriate taxing authorities. There are no present disputes as to taxes of any nature payable to NAGM and the Company has no actual knowledge or notice of any returns due or any unpaid tax, lien, claim of lien, penalty, interest, assessment or charge by a taxing authority .Any deficiencies proposed as a result of any governmental audits of such tax returns have been paid or settled or are being contested in good faith, and there are no present disputes as to taxes payable by NAGM.

       3.9 Investigation of Financial Condition.Without in any manner reducing or otherwise mitigating the representations contained herein, JCA and its legal counsel and accountants shall have the opportunity to meet with NAGM's legal counsel and accountants to discuss the financial condition of NAGM. NAGM shall make available to JCA all books and records of NAGM.

       3.10 Patents, Trade Names and Rights. To the best of its knowledge, NAGM is not infringing upon or otherwise acting adversely to the right or claimed right of any person with respect to any of the foregoing.

       3.11 Compliance with Laws.NAGM has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.

       3.12 Litigation. NAGM is not now a named or threatened party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of NAGM threatened against or affecting NAGM or its business, assets or financial condition. NAGM is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. NAGM is not engaged in any material lawsuits to recover monies due it. no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to NAGM's knowledge, threatened (nor to NAGM's knowledge, does any basis exist therefore) against NAGM or, to NAGM's knowledge, any officer of NAGM, which individually or in the aggregate could result in any material liability or which may otherwise result in a Material Adverse Effect, or which seeks equitable relief, rescission of, seeks to enjoin the consummation of, or which questions the validity of, this Agreement or any other Related Agreement or any of the transactions contemplated hereby or thereby.

       3.13 Authority. The Board of Directors of NAGM has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and NAGM has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of NAGM and is enforceable in accordance with its terms and conditions. As of the Closing, the Shareholders shall have approved this Agreement and the transactions described herein as required by Delaware law. All consents and approvals to the transactions contemplated by this Agreement required to be obtained by any Seller from any third party shall have been obtained by such Seller. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the NAGM Stock and the sale of JCA Stock pursuant to this Agreement shall have been duly obtained and shall be in full force and effect. No additional consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection any NAGM Parties' execution or delivery of valid stock certificates or other performance of the this Agreements or the offer, issue or sale of the NAGM Stock by Shareholders or the consummation of any other transaction pursuant to this Agreement on the part of any NAGM Party, except for filings under applicable federal securities or blue sky laws.

       3.14 Ability to Carry Out Obligations.The execution and delivery of this Agreement by NAGM and the performance by NAGM of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which NAGM is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of NAGM; or
(c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of NAGM.

       3.15 Full Disclosure.None of the representations and warranties made by NAGM herein or in any exhibit, certificate or memorandum furnished or to be furnished by NAGM or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading. NAGM's Annual Report the year ended December 31, 2005 will not contain any untrue statement of a material fact, nor omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Neither this Agreement, nor any agreement, certificate, statement or document furnished in writing by or on behalf of NAGM to Sellers in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

       3.16 Assets.NAGM has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances.

       3.17 Material Contracts. Except as set forth on Schedule 3.17, NAGM has no material contracts with any other party and no other agreement shall be breached by the entry of this Acquisition Agreement, including without limitation:

             (a) Collective bargaining agreements, employment, bonus or consulting agreements, all pension, profit sharing, deferred compensation, stock option, stock purchase, retirement, welfare or incentive plans or agreements, and all plans, agreements or practices that constitute "fringe benefits" to any of the employees of NAGM.

             (b) Contractual Obligations under which NAGM is restricted from carrying on any business, venture or other activities anywhere in the world.

             (c) Contractual Obligations to sell or lease (as lessor) any of the properties or assets of NAGM, except in the ordinary course of business, or to purchase or lease (as lessee) any real property.

             (d) Contractual Obligations pursuant to which NAGM guarantees any liability of any Person, or pursuant to which any Person guarantees any liability of NAGM.

             (e) Contractual Obligations pursuant to which NAGM provides goods or services involving payments to NAGM of more than $1,000 annually, which Contractual Obligation is not terminable by NAGM without penalty upon notice of thirty (30) days or less.

             (f)    Contractual  Obligations  with  any  Affiliate   of   NAGM.
       Contractual Obligations providing for the disposition of the business, assets or shares of NAGM or the merger or consolidation or sale or purchase of all or substantially all of the assets or business of any Person, and any letters of intent relating to the foregoing.

             (g) Contractual Obligations of NAGM relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien on, any asset of NAGM (including liens imposed by operation of law in favor of landlords, suppliers, mechanics or others who provide services to NAGM).

             (h)    All  of  the  Contractual  Obligations  of  NAGM  that  are enforceable against NAGM and, to NAGM's knowledge, the other parties thereto in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors' rights generally. NAGM is not in default under nor, to NAGM's knowledge, are there any liabilities arising from any breach or default by any Person prior to the date of this Agreement of, any provision of any such Contractual Obligation.


       3.18 Market for Company Stock. NAGM has been advised that at least three (3) NASD members presently make markets in the Company's common stock as of the date of closing pursuant to the Rules and regulations of the NASD. The Company's stock has been given the symbol "NAGM" and is eligible for continued trading on the NASD OTC bulletin board. While the Company has no arrangements or understanding with any market maker to make or maintain any market, the Company has no knowledge of any intention to terminate making markets in the securities by any of its present market makers.

       3.19 Minute Books. The minute books of NAGM shall be provided to counsel for XJAI prior to the Closing and shall contain a complete record of actions taken at all meetings of directors and Shareholders during the four year period immediately preceding the date of this Agreement and reflect all such actions accurately in all material respects.

       3.20. Real Property Holding Corporation.   NAGM  is not a "United States
real property holding corporation" as defined in section 897(c)(2) of the Code and Treasury Regulation section 1.897-2(b).

                                      ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF JCA SHAREHOLDERS

By execution hereof, the attorney in fact of the current JCA shareholders represents, among other things, that:

       4.1 Share Ownership.Each JCA shareholder holds the number of JCA Shares set forth on Schedule 4.1 of record. The shares are not subject to any lien, encumbrances or pledge. Each JCA shareholder has the authority to exchange their shares pursuant to this Agreement.

       4.2 Investment Intent. JCA and each JCA shareholder understands that the NAGM Shares are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Act for nonpublic offerings and that:

                    (a) The NAGM Shares are being acquired solely for the account of each JCA shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the NAGM Shares;

                    (b) Each JCA shareholder will not dispose of the NAGM Shares or any portion thereof unless and until counsel for NAGM shall have determined that the intended disposition is permissible and does not violate the Act or any applicable state securities laws, or the rules and regulations thereunder;

                    (c) NAGM has made all documentation pertaining to all aspects of this Agreement available to him and to his qualified representatives, if any, and has offered such person or persons any opportunity to discuss the Exchange Offer with the officers of NAGM;

                    (d)   Each JCA shareholder  has  relied  solely upon NAGM's
        Prospectus dated October 26, 1993, the filings with the SEC subsequent to that date and any independent investigations made by such shareholder or his representatives;

                    (e) Each JCA shareholder is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the NAGM Shares on the terms and conditions set forth;

                    (f) Each JCA shareholder is able to bear the economic risk of an investment in the NAGM Shares; and

                    (g) Each JCA shareholder understands that an investment in the NAGM Shares is not liquid, and such shareholder has adequate means of providing for current needs and personal contingencies and has no need for liquidity in this investment.

       4.3 Legend.JCA and each JCA shareholder acknowledges that the certificates evidencing the NAGM Shares acquired pursuant to this Agreement will have a legend placed thereon stating that the NAGM Shares have not been registered under the Act or any state securities laws and setting forth or referring to the restrictions on transferability and sale of the NAGM Shares.

       4.4 Penny Stocks.The NAGM Shares being exchanged are "penny stocks" within the definition of that term as contained in the Exchange Act, which are generally equity securities with a price of less than $5.00. NAGM's shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. These will impose restrictions on the marketability of the common stock.

                                   ARTICLE V

                                   COVENANTS

       5.1 Investigative Rights.From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.

       5.2 Conduct of Business.Prior to Closing, NAGM, JCA and XJAI shall each conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the normal course of business.

         5.3 INDEMNIFICATION

                    (a) NAGM Claims. Sellers shall indemnify and hold harmless NAGM, its successors and assigns, against, and in respect of any and all damages, losses, liabilities, costs, and expenses incurred or suffered by NAGM that result from, relate to, or arise out of (i) any failure by Sellers to carry out any covenant or agreement contained in this Agreement; (ii) any material misrepresentation or breach of warranty by Sellers contained in this Agreement, or any certificate, furnished to NAGM by Sellers pursuant hereto;
(iii) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Sellers' dealings, agreement, or arrangement with such Person; or (iv)any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs, and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing including all such expenses reasonably incurred in mitigating any damages resulting to NAGM from any matter set forth in subsection (i) above.

                    (b) Sellers Claims . NAGM shall indemnify and hold harmless Sellers against, and in respect of, any and all damages, claims, losses, liabilities, and expenses, including without limitation, legal, accounting and other expenses, which may arise out of: (a) any material breach or violation by NAGM of any covenant set forth herein or any failure to fulfill any obligation set forth herein, including, but not limited to, the obligation to satisfy the Assumed Liabilities; (b) any material breach of any of the representations or warranties made in this Agreement by NAGM; or (c) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of NAGM's dealings, agreement, or arrangement with such Person.

                    (c)   Offset.   The amount of any liability of  under  this
Section 5.3 shall be computed net of any tax benefit to the other party from the matter giving rise to the claim for indemnification hereunder and net of any insurance proceeds received with respect to the matter out of which such liability arose.

                    (d)   Survival.   The  representations  and  warranties  of
Sellers contained in this Agreement, or any certificate delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect for a period until the expiration of any applicable statutes of limitation provided by law ("Survival Period"). Anything to the contrary notwithstanding, the Survival period shall be extended automatically to include any time period necessary to resolve a written claim for indemnification which was made in reasonable detail before expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to the claims so asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

                    (e) Claims Procedures. A claimant under this section shall provide written notice to the other party of any claim for indemnification under this Article as soon as practicable; provided, however, that failure to provide such notice on a timely basis shall not bar a claimant's ability to assert any such claim except to the extent that the other party is actually prejudiced thereby, provided that such notice is received during the applicable Survival Period. NAGM shall make commercially reasonable efforts to mitigate any damages, expenses, etc. resulting from any matter giving rise to liability under this Section.

                    (f) Defense of Third-Party Claims. With respect to any claim under this Section, relating to a third party claim or demand, each party shall provide the other with prompt written notice thereof, who may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to the claimant any such claim or demand, and all parties at their expense, shall have the right to participate in the defense of any such third party claim. So long as the party is defending in good faith any such third party claim, claimant shall not settle or compromise such third party claim. In any event all parties shall cooperate in the settlement or compromise of, or defense against, any such asserted claim.

                                  ARTICLE VI

                  CONDITIONS PRECEDENT TO NAGM'S PERFORMANCE

       6.1 Conditions. NAGM's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this
Article VI. NAGM may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by NAGM of any other condition of or any of NAGM's other rights or remedies, at law or in equity, if JCA and XJAI as Seller shall be in default of any of its representations, warranties or covenants under this Agreement.

       6.2 Accuracy of Representations.Except as otherwise permitted by this Agreement, all representations and warranties by JCA and XJAI as Seller in this Agreement or in any written statement that shall be delivered to NAGM by JCA under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

       6.3   Performance. JCA   and   XJAI  as  Seller  shall  have  performed,
satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

       6.4 Absence of Litigation.No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against JCA and XJAI as Seller on or before the Closing Date.

       6.5 Officer's Certificate.JCA and XJAI shall have delivered to NAGM a certificate dated the Closing Date and signed by the President of JCA and XJAI certifying that each of the conditions specified in Sections 6.1 through 6.7 hereof have been fulfilled.

       6.6 Legal Opinion.NAGM shall have received an opinion of Charles Barkley, Attorney at Law, and from JCA and XJAI's Chinese counsel in form acceptable to NAGM's counsel and dated as of the Closing Date.

       6.7 Form 8-K. JCA shall provide a copy of the Form 8-K required to be filed upon closing of the exchange.

       6.8 General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance and NAGM shall have received copies of all documents, including records of corporate proceedings and officers' certificates, which they may have reasonably requested in connection therewith. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Parties on or prior to the Closing shall have been performed or complied with and NAGM shall not be in default in the performance of or compliance with any provisions of this Agreement. NAGM shall have delivered to the other an Officer's Certificate from the chief executive officer or chief financial officer or acceptable agent thereof, dated the date of the Closing date, certifying to all representations and warranties required by this Agreement.

       6.9 Due Diligence. NAGM shall have completed its examination of the properties and records of JCA and XJIA and shall be reasonably satisfied with the results of its examination.

                                      ARTICLE VII

                      CONDITIONS PRECEDENT TO JCA `S PERFORMANCE

       7.1 Conditions. JCA and XJAI's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VII. JCA may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by JCA of any other condition of or any of JCA other rights or remedies, at law or in equity, if NAGM shall be in default of any of its representations, warranties or covenants under this Agreement.

       7.2 Accuracy of Representations.Except as otherwise permitted by this Agreement, all representations and warranties by NAGM in this Agreement or in any written statement that shall be delivered to JCA by NAGM under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

       7.3 Performance. NAGM shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

       7.4 Absence of Litigation.No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against NAGM on or before the Closing Date. There have been no regulatory actions, formal or informal, by the Securities & Exchange Commission, the NASD, any state securities regulatory board, or other regulatory body or agency.

       7.5 Current Status.NAGM shall have prepared and filed with the Commission all periodic reports required to be filed prior to the closing date under the Exchange Act. The capitalization of NAGM shall not have changed since the signing of this Agreement and there shall have been no new issuances of securities of any type or kind. The financial condition of NAGM has not materially changed.

       7.6   Assets of NAGM.     On the  Closing  Date, the assets of NAGM will
include at least $1,000.00 in cash; and no unpaid liabilities except in the ordinary course of business.

       7.7   Officer's Certificate.NAGM   shall   have   delivered   to  JCA  a
certificate dated the Closing Date and signed by the President of NAGM certifying that each of the conditions specified in Sections 7.1 through 7.7 hereof have been fulfilled.

                                 ARTICLE VIII

                                    CLOSING

       8.1 Closing.The closing this transaction shall be held at the offices of Charles W. Barkley, 6201 Fairview Road, Suite 200, Charlotte, NC 28210 as specified in Article I. At the closing:

             (a) JCA shall deliver to NAGM stock certificates as indicated in Article I executed by its agent, together with certificates and/or stock powers representing all of the outstanding JCA Shares duly endorsed to NAGM;

             (b) NAGM shall deliver to JCA certificates and stock powers representing 42,149,000 NAGM Shares for which the JCA Shares have been exchanged, pursuant to the share computations set forth in Article I hereto;

             (c) NAGM shall deliver (i) an officer's certificate dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of NAGM are true and correct as of, or have been fully performed and complied with by, the Closing Date and (ii) the legal opinion of its counsel in form acceptable to JCA.

             (d) NAGM shall deliver a signed consent and/or Minutes of the Meetings of the Board of Directors and Shareholders of NAGM approving this Agreement and each matter to be approved by the directors of NAGM under this Agreement;

             (e) JCA shall deliver (i) an officer's certificate dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of JCA are true and correct as of, or have been fully performed and complied with by, the Closing Date and (ii) the legal opinion of its counsel; and

             (f) JCA shall deliver a signed consent and/or minutes of the directors of JCA approving this Agreement and each matter to be approved by the directors of JCA under this Agreement.

       8.2 Other Events Occurring at Closing. At Closing, the following shall be accomplished:

             (a) All of the officers and directors of NAGM shall resign and the nominees identified by JCA shall have been appointed.

             (b) Investment Letters in the form attached hereto as Exhibit "A", shall have been duly authorized, executed and delivered by the parties thereto and a copy of such executed agreements shall have been delivered to both NAGM and JCA.

             (c) This Agreement shall have been duly authorized, executed and delivered by the parties hereto and a copy of such executed agreement shall have been delivered to both NAGM and JCA.

             (d) Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement shall have been duly authorized, executed and delivered by the parties thereto and a copy of such executed instruments, documents and certificates shall have been delivered to both NAGM and JCA.

             (e) All of the certificates representing the JCA Stock shall be delivered to NAGM, duly and validly endorsed for transfer to NAGM.

             (f) The NAGM Stock certificates representing the shares to be issued and sold to the Shareholders as described herein shall be delivered to a representative of JCA for delivery to Shareholders.

             (g) NAGM shall deliver to JCA a certificate of good standing of NAGM issued by the Secretary of State of Delaware and such certificate dated no earlier than ten (10) business days prior to the Closing.

             (h) JCA shall deliver to NAGM a certificate of good standing of JCA issued by the Delaware Division of Corporations and such certificate dated no earlier than ten (10) business days prior to the Closing.


                                  ARTICLE IX

                                 MISCELLANEOUS

       9.1   Captions and Headings.The   article    and    paragraph   headings
throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

       9.2 No Oral Change.This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

       9.3 Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

       9.4 Time of Essence.Time is of the essence of this Agreement and of each and every provision.

       9.5   Entire Agreement.   This Agreement  contains  the entire Agreement
and  understanding  between  the  parties  hereto  and  supersedes   all  prior
agreements and understandings.

       9.6 Choice of Law.This Agreement and its application shall be governed by the laws of the State of Delaware.

       9.7 Counterparts.This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       9.8 Notices.All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                    North American Gaming Corporation
                    13150 Coit Road, Suite 125,
                    Dallas, TX 75240
                    Attention: Ed Hawes

                          Copies to:

                    Ronald L. Brown, Attorney
                    Andrews Kurth LLP
                    1717 Main Street
                    Suite 3700
                    Dallas, Texas 75201

                          JCA

                    No. 6, Fuyu Eastern Road,
                    Yuhuazhai, Xi'an City, P.R., China

                          Copies to:

                    Charles W. Barkley. Attorney
                    6201 Fairview Road, Suite 200
                    Charlotte, NC 28210

       9.9 Binding Effect.This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

       9.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

       9.11 Announcements.The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement. NAGM must issue an appropriate press release on Dun & Bradstreet, Business Wire, Vintage Filings, Disclosure, Inc. or similar service of the content of this Agreement on 26th Sept. 2006 when this Agreement is signed by each party. A copy of the press release shall be obtained from the issuing agency and shall be furnished to PCA when issued. Preference will be given to services that issue in the PRC as well as the United States.

       9.12  Expenses.    Each party will pay its own legal, accounting, escrow
and other out of pocket expenses incurred in connection with this Agreement, whether or not this Agreement is consummated.

       9.13 Survival of Representations and Warranties.The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing.

       9.14  Exhibits.As  of  the  execution  hereof, the parties have provided
each other with the exhibits described herein.   Any  material  changes  to the
exhibits shall be immediately disclosed to the other party.

AGREED AND ACCEPTED as of the date first above written.

                          NORTH AMERICAN GAMING AND ENTERTAINMENT

                          CORPORATION

                          By:/s/ E.H. Hawes, II,
			  --------------------------
                                 E.H. Hawes, II, CEO





                          XI'AN JIN CHI AN AUTOMOBILE DEVELOPMENT CO. LTD

                          By:/s/ Gao Yan Ping
			  -------------------------------------
                                 Gao Yan Ping, Attorney in Fact